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                                                                    EXHIBIT 99.1


                            WEST COAST BANCORP, INC.

           RESOLUTION RELATING TO AMENDMENT OF NON-STATUTORY STOCK
                 OPTION PLAN WITH STOCK APPRECIATION RIGHTS


         WHEREAS, on March 19, 1992, the Board of Directors of West Coast Bancorp, Inc., (the "Company") duly adopted the Non-statutory Stock Option Plan with Stock Appreciation Rights ("Stock Option Plan"), pursuant to which it was intended that officers, key employees, and Directors of the Company would be eligible to participate in the Stock Option Plan, as described in paragraph 1 of the Stock Option Plan entitled "Purpose and Scope";

         WHEREAS, a specifically stated purpose of the Stock Option Plan is to attract and retain, among others, directors by furnishing additional incentives whereby present and future directors of the Company may be encouraged to acquire the Company's stock;

         WHEREAS, paragraph 4 of the Stock Option Plan entitled
"Administration" empowers a special committee of the Board of Directors to make recommendations with respect to the participation in the Stock Option Plan by, among other, directors of the Company;

         WHEREAS, however, notwithstanding the stated purpose of the Stock Option Plan and the authority of a committee to recommend an award of stock options to directors thereunder, the final draft of the Stock Option Plan inadvertently omitted directors in paragraph 5, entitled "Eligibility", as eligible participants;

         WHEREAS, it was the intention of the Board of Directors when originally adopting the plan, and it continues to be its intention, to include non-employee directors as eligible participants in the Stock Option Plan; and

         WHEREAS, the Board of Directors have determined it to be necessary to amend the Stock Option Plan in order to clarify any ambiguities regarding the eligibility of non-employee directors to participate in the Stock Option Plan;

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors do hereby amend said Stock Option Plan, to include any and all duly appointed or elected members of the Board of Directors to participate in the Stock Option Plan as follows:

         1. Paragraph 5 of the Stock Option Plan shall be amended and restated as follows:

                 "5.  Eligibility.

                          The Board, upon recommendations of the Committee, may grant Non-statutory Stock Options and Stock Appreciation Rights to any officer, key executive, duly elected or appointed
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                          member of the Board of Directors, administrative or
                          other employee (including an employee who is a director) of the Company. Options may be awarded by the Board at any time and from time to time to new Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Board, upon recommendation by the Committee shall determine


         2. Section 7.01 of Paragraph 7 of the Stock Option Plan shall be amended and restated as follows:

                          "7.01 Employment Agreement.  The Board may, in its
                 discretion, include in any Option granted under the Plan to a Participant who also is an employee of the Company that such Participant shall agree to remain in the employ, of, and render services to, the Company for a period of time (specified in the agreement)following the date the Option is granted. No such agreement shall impose upon the Company, however, any obligation to employ such Participant for any period of time."

         3. Section 8.01 of Paragraph 8 of the Stock Option Plan shall be amended and restated as follows:

                          "8.01 Employment Agreement.  The Board may, in its
                 discretion, include in any Stock Appreciation Rights granted under the Plan to a Participant who also is an employee of the Company that such Participant shall agree to remain in the employ of, and render services to, the Company for a period of time (specified in the agreement) following the date the Stock Appreciation Right is granted. No such agreement shall impose upon the Company, however, any obligation to employ such Participant for any period of time".

         4. Paragraph 10 of the Stock Option shall be revised and amended as follows:

                 (a) The first sentence shall be revised by inserting the phrase "or service on the Board of Directors", after the word "employment" but before the comma in the first and fifth lines of this paragraph.

                 (b) The third sentence of this paragraph shall be revised by inserting the phrase, "or service on the Board of Directors" after the first appearance of the word "employment" in this sentence.
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         5.      Paragraph 11 of the Stock Option Plan shall be revised and amended by inserting the phrase ", or while serving on the Board of Directors of," after the word "by" and before the word "Company" in the first line of this paragraph.

         6. Paragraph 16 of the Stock Option Agreement is amended by revising the heading to state as follows: "16. Agreement and Representation of Participants".

         RESOLVED, that the Non-Statutory Stock Option Agreement with Stock Appreciation Rights entered into with Participants in connection with a grant of an option under the Stock Option Plan shall be similarly revised as appropriate to reflect the amendments made to the Stock Option Plan pursuant to the foregoing resolution; and

         RESOLVED, that the President and officers of the Company are hereby authorized, empowered, and directed to take and to perform or cause to be taken and performed, in the name of the Company, all such further actions and things as may be necessary, advisable, convenient, or proper to carry out the intent of the foregoing.

         I, Stephen R. Zellner, hereby certify that I am the duly appointed Secretary of West Coast Bancorp, Inc., and that the above Resolutions are a true and correct document, adopted at the meeting of the Board of Directors of said Company held on June 20, 1996, in which a quorum was present and acting, and that said Resolutions amending the Stock Option Plan were unanimously approved by the Board of Directors of the Company.


                                        /s/ Stephen R. Zellner
                                        ----------------------------------------
                                             Stephen R. Zellner, Secretary

Dated this June 20, 1996